Exhibit (23)

[Letterhead of KPMG]

Consent of Independent Certified Public Accountants

The Board of Directors

Potlatch Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-17145, 333-42808, 33-00805, 33-28220, 33-54515, 333-28079, 333-74956, 33-30836, 333-12017, and 333-42806) on Form S-8 of Potlatch Corporation of our report dated January 23, 2004, with respect to the balance sheets of Potlatch Corporation and consolidated subsidiaries as of December 31, 2003 and 2002 and the related statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K/A of Potlatch Corporation.

KPMG LLP

December 6, 2004